Exhibit 10.1

January 31, 2022

BY EMAIL

Stephen From

Dear Stephen:

This letter agreement sets forth the terms of your separation from employment with Kiora Pharmaceuticals, Inc. (the “Company”). Your final date of employment with the Company is January 31, 2022 (the “Separation Date”). In connection with the termination of your employment, the Company is offering certain benefits to which you are not otherwise entitled, in exchange for certain obligations on your part. This letter is referred to as the “Agreement.” Reference is hereby made to the Fourth Amended and Restated Employment Agreement between you and the Company, dated as of January 29, 2021 (the “Employment Agreement”).

1.       Earned Compensation; Business Expenses. As of January 31, 2022, you will receive a payment representing your final pay for all earned but unpaid wages, including accrued but unused vacation time, earned through and including the Separation Date. All payments are subject to applicable withholdings and deductions. You will also be reimbursed for any authorized reasonable business expenses that you may have incurred, provided that you submit an expense report and supporting documentation in accordance with the Company’s policies and practices on, or immediately after, the Separation Date. You receive the earned compensation, reimbursement of business expenses and notice described in this paragraph even if you do not sign this Agreement. Any unvested options and/or restricted stock that you hold as of the Separation Date will be subject to acceleration pursuant to Section 9.2(e) of the Employment Agreement.

2.       Continuation of Health & Dental Insurance. Your regular coverage under the Company’s health & dental insurance will end on January 31, 2022. If you currently participate in the Company’s group health & dental plan, you have the option of extending that coverage by electing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). COBRA coverage is generally available for eighteen (18) months from the Separation Date.

Instead of electing COBRA continuation coverage, you have the option of selecting different health insurance coverage through the Health Insurance Marketplace under the Affordable Care Act. The Health Insurance Marketplace will offer you a wide range of plan choices at different prices.

You will be provided with appropriate notification and election forms shortly after the Separation Date. Whether you choose COBRA continuation coverage or coverage through the Health Insurance Marketplace, you will be responsible for paying your own premiums on a timely basis for such insurance coverage, provided that you will be entitled to receive the COBRA Subsidy (as such term is defined in the Employment Agreement) as part of the Severance Benefits, subject to Section 3 herein.

Your participation in all other Company benefit plans will end on the Separation Date unless they continue by the terms of their respective governing plan documents. You will receive the COBRA letter and the option to select different health and/or dental insurance coverage described in this paragraph even if you do not sign this Agreement.

3.       Severance Benefits. If you: (a) sign this Agreement on or before February 21, 2022; (b) do not revoke your acceptance of this Agreement within the Revocation Period, as defined in paragraph 5, below; and (c) comply with all of the terms of this Agreement, then the Company will provide you with the severance benefits as set forth in Section 9.2 of the Employment Agreement (collectively, the “Severance Benefits”).

If you:

A.       do not sign this Agreement on or before February 21, 2022; or

B.       sign this Agreement on or before February 21, 2022 but revoke your acceptance of this Agreement within the Revocation Period, as defined in paragraph 5, below; or

C.       do not comply with the terms of this Agreement;

then you will not be entitled to, and the Company will not be obligated to provide you with, any Severance Benefits.

4.       General Release, Waiver and Covenant Not to Sue. Except as specifically set forth in this Agreement, and in consideration and exchange for the Severance Benefits set forth above, and for other good and valuable consideration described herein, you, Stephen From, on behalf of yourself, your heirs, next of kin, executors, administrators, agents, representatives, attorneys and assigns, knowingly and voluntarily forever release and discharge Kiora Pharmaceuticals, Inc.; its past and present affiliates, subsidiaries, board of directors, parent companies, investors, predecessors, successors and assigns; and its and their respective current and former partners, members, owners, shareholders, trustees, officers, directors, employees, attorneys, fiduciaries, insurers, representatives and agents, both individually and in their business capacities (collectively, the “Releasees”) of and from, and waive any rights in and to, all claims, complaints, demands, contracts, grants, lawsuits, causes of action or expenses of any kind (including attorney’s fees and costs), (collectively, “Claims”), whether known or unknown, that you now have or ever had against the Releasees or any of them up to your signing this Agreement, including but not limited to Claims related to or arising from your employment with the Company and/or the termination thereof; Claims arising under common law; Claims for breach of contract and in tort; Claims for unpaid compensation, unpaid bonuses, equity or any employee benefits; Claims for attorney’s fees and costs; and Claims arising under federal, state or local labor law, employment laws and laws prohibiting employment discrimination (based on age, gender, pregnancy, race, religion, color, national origin, ancestry, ethnicity, sexual orientation, disability, genetic information, military or veteran status, gender identity and expression, and other protected classes), including but not limited to: Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, each as amended, and all related regulations, rules or orders, and similar federal, state or local statutes, regulations, rules or ordinances, including but not limited to the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Overtime Law, the Massachusetts Equal Rights Law, the Massachusetts Weekly Payment of Wages Act, and the Massachusetts Earned Sick Time Law, each as amended. You further agree that you covenant not to sue the Releasees, or any of them, for any Claims described above. For avoidance of doubt, this means that you have released the Releasees from liability from any Claims, and, additionally, separately agree not to commence any legal action for any Claims. You acknowledge that if you bring any legal action against the Releasees or any of them for any Claims, then you will be in breach of this Agreement. You understand that the release contained herein is a GENERAL RELEASE and acknowledge that the Severance Benefits are sufficient consideration for your obligations and release in this Agreement.

a.       Acknowledgements. You acknowledge that with your final paycheck, you have been paid any and all wages (including all base compensation and, if applicable, any and all overtime, commissions which are due and payable as of the Separation Date, and bonuses) to which you are or were entitled by virtue of your employment with the Company, and that you are unaware of any facts or circumstances indicating that you may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Fair Labor Standards Act, the Massachusetts Weekly Payment of Wages Act, the Massachusetts Overtime Law, or any other federal, state or local laws, regulations, rules, ordinances or orders that are related to payment of wages. You acknowledge that you have not suffered an injury in the workplace which has not been reported to the Company and are not aware of any facts or circumstances that would give rise to a claim that you suffered a workplace injury. You acknowledge that you have received any leaves of absence and any reasonable accommodations to which you were entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Parental Leave Act, or any other laws, regulations, rules or ordinances relating to medical leaves and accommodations and are not aware of any facts or circumstances that would give rise to a claim that you were denied any rights under such laws, regulations, rules or ordinances.

b.      Protected Activity. This release does not apply to: (i) your entitlement under ERISA to vested retirement or pension benefits; (ii) enforcement of the terms of this Agreement; (iii) any claims to workers’ compensation benefits; (iv) any claims for unemployment benefits; and (v) any claims that may not be released by applicable law. Also, nothing in this Agreement shall prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state or local government agency, including the National Labor Relations Board (“NLRB”) or from participating in an investigation or proceeding of the EEOC or other federal, state or local government agency, including the NLRB. However, you waive the right to any personal monetary recovery or other personal relief should the EEOC or any other federal, state or local government agency pursue any class or individual charges in part or entirely on your behalf on the basis that any such claims have been fully and completely satisfied by the payments you are receiving under this Agreement.

5.       Time to Consider Agreement; Revocation Period. You acknowledge that you have been given at least twenty-one (21) days to review and consider this Agreement and, therefore, you have until February 21, 2022 to sign this Agreement. You may sign it before February 21, 2022, but if you do, then you acknowledge that you understand you had until February 21, 2022; that you voluntarily decided to sign it before February 21, 2022; and that you waive any time remaining before February 21, 2022. You acknowledge that the Company has advised you in writing to consult with an attorney of your own choice about this Agreement, including specifically the General Release, Waiver and Covenant Not to Sue set forth in paragraph 4, above, before signing it. If you choose to attempt to negotiate the terms of this Agreement, any such negotiations shall not toll or extend the time to consider this Agreement.

Once you sign this Agreement, you will still have seven (7) additional days from the date you sign to revoke your acceptance (“Revocation Period”). If you decide to revoke this Agreement after signing and returning it, you must notify the Company in writing. You can send the written notice by electronic mail, facsimile or registered mail, but no matter how you send it, the Company must receive your written notice no later than 5 p.m. on the seventh (7th) day after you sign this Agreement. Please address your written statement of revocation to:

Kiora Pharmaceuticals, Inc.

ATTN: Brian Strem

1371 East 2100 South, Suite 200

Salt Lake City, UT 84105

bstrem@kiorapharma.com

Unless you revoke your acceptance within seven (7) days of signing this Agreement, the eighth day after you sign this Agreement shall be deemed the “Effective Date” of this Agreement.

6.       Nondisparagement; Relationship to the Company. You agree not to make or provide any derogatory, defamatory or negative statements or information to anyone about the Company and/or any of the Releasees or any of its or their respective services, products, directors, officers or employees, unless compelled to do so by law, or by an order of a court or other forum of competent jurisdiction, in which case you will notify the Company promptly to allow the Company sufficient time to intervene to stop you from being required to make such statements or information. After the Separation Date, you must refrain from representing to others or giving others the impression, whether directly or indirectly, that you are in any way an employee, agent or representative of the Company.

7.       Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement. The terms of your existing Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement remain in full force and effect, except as otherwise provided in Section 3 of this Agreement and as modified by Section 10 of the Employment Agreement. If you breach paragraph 7 of this Agreement or any surviving provision of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, the Company’s obligation to provide you with any Severance Benefits will immediately terminate.

8.       Cooperation; Return of Property. You agree to cooperate fully in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company about which you have knowledge or were involved by virtue of your employment with the Company, and in any claim or action brought by the Company against any other entity about which you have knowledge or were involved by virtue of your employment with the Company. On or before the Separation Date, you agree to return all of the Company’s property, including your identification badge and any and all keys, passwords, external hard drives, laptops, phones, software, spreadsheets and any other property and/or information that you may have received, created, or accessed as an employee of the Company, including but not limited to any documents or data stored on any Company device or on any personal device. You agree not to retain, and represent that you have returned, any copies of any property, documents, spreadsheets or information, including but not limited to paper documents or items stored in any electronic format, which was made or compiled by you, or made available to you, relating to the Company, its clients or any of them.

9.       Nonadmission. This Agreement shall not be construed in any way to be an admission by the Company, and the Company specifically denies, that it has engaged in any wrongful or unlawful act with respect to you, your employment or the termination of your employment.

10.     Breach. You agree that if you breach or threaten to breach the provisions of sections 4, 6, or 8 of this Agreement, the Company will suffer irreparable harm for which money damages may not be adequate. Therefore, you agree that the Company shall be entitled to equitable relief, including a preliminary and permanent injunction, without the need to post a bond of greater than $100 or to provide any other security, to stop or prevent the harm to the Company, and to payment by you of all costs and attorneys’ fees incurred by the Company in enforcing the provisions of this Agreement. The Company will also be entitled to all other remedies available to it by law. Notwithstanding the foregoing, under no circumstances shall your aggregate liability for any breach or threatened breach of sections 4, 6 or 8 of this Agreement, including costs and expenses payable by you in connection with enforcement thereof, exceed the value of the Severance Benefits actually received by you hereunder.

11.     Miscellaneous. This Agreement constitutes the entire agreement between you and the Company and supersedes all other agreements, whether written or oral, with respect to your employment, its termination and all related matters, except as provided in section 7 of the Agreement. This Agreement may only be modified or amended by a written document signed by both parties. If any part, term or provision of this Agreement is determined to be illegal, invalid or unenforceable, that term or provision will be stricken and the remaining parts, terms or provisions will remain in full force and effect. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. The parties agree to the exclusive jurisdiction of the state courts located in Middlesex County, Massachusetts and the federal courts located in Suffolk County, Massachusetts, and waive any defenses to personal or subject matter jurisdiction of such courts, to any disputes arising from or related to this Agreement or the enforcement of any of its terms. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns. This Agreement may be executed in duplicate counterparts, each of which shall be treated as an original, and signatures submitted in electronic format shall be considered originals.

12.     Representations. You represent and agree that: (a) you have carefully read and understand this Agreement and, in particular, the General Release, Waiver and Covenant Not to Sue contained in paragraph 4 above, and fully understand the final and binding effect of same; (b) you were advised to consult legal counsel before signing this Agreement and have had the opportunity to do so; (c) you are not entitled to the consideration set forth in this Agreement, but for your signing this Agreement and not revoking it within the permitted timeframes; (d) you are signing this Agreement knowingly and voluntarily and for reasons of your own; and (e) the Company has not made any representations inconsistent with the terms of this Agreement.

Please indicate your agreement to the terms of this Agreement by signing and returning to Brian Strem a copy of this letter no later than 5:00PM on February 21, 2022.

Kiora Pharmaceuticals, Inc.	Stephen From

/s/ Brian Strem	/s/ Stephen From
By: Brian Strem	Date: 1/31/2022
Its: President and Chief Executive Officer
Date: 1/31/2022

ACKNOWLEDGEMENT

(To be signed only if you sign before February 21, 2022)

I, Stephen From, acknowledge that I was informed and understand that I have been given twenty-one (21) days to consider signing this Agreement. I have been advised in writing of my rights to consult with an attorney of my choice and have done so or chosen not to do so. If I sign this Agreement prior to February 21, 2022, I acknowledge and agree by signing below that I have voluntarily decided to waive the remainder of the 21 days I was given to review this Agreement.

Acknowledged and Agreed,

/s/ Stephen From	1/31/2022
Stephen From	Date